Exhibit 99.1

EXECUTION COPY

MASTER PURCHASE AND SALE AGREEMENT

BY AND AMONG

PERKINELMER AUTOMOTIVE RESEARCH, INC.,

CALEB BRETT USA INC.

and

PERKINELMER, INC.

(solely for purposes of Sections 10.2 and 10.4 and ARTICLE XI)

October 26, 2005

TABLE OF CONTENTS

ARTICLE I	ASSET PURCHASE	2

1.1	Sale and Transfer of Assets; Assumption of Liabilities	2

1.2	Purchase Price and Related Matters	10

1.3	The Closing	12

1.4	Post-Closing Adjustment	14

1.5	Consents to Assignment	18

1.6	Further Assurances	19

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER	20

2.1	Organization, Qualification and Corporate Power	20

2.2	Title to and Condition of Property	21

2.3	Authority	21

2.4	Noncontravention	22

2.5	Subsidiaries	23

2.6	Financial Statements	23

2.7	Absence of Certain Changes	24

2.8	Undisclosed Liabilities	25

2.9	Tax Matters	25

2.10	Tangible Personal Property	26

2.11	Leased Real Property	26

2.12	Intellectual Property	27

2.13	Contracts	28

2.14	Litigation	30

2.15	Labor Matters	30

2.16	Employee Benefits	30

2.17	Environmental Matters	33

2.18	Legal Compliance	36

2.19	Permits	36

2.20	Business Relationships with Affiliates	36

2.21	Brokers’ Fees	37

2.22	Entire Business	37

2.23	Accounts Receivable	37

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2.23	Accounts Receivable	37

2.24	Inventories	38

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER	38

3.1	Organization	38

3.2	Authorization of Transaction	38

3.3	Noncontravention	39

3.4	Broker’s Fees	40

3.5	Litigation	40

3.6	Financing	40

3.7	Solvency	40

ARTICLE IV	PRE-CLOSING COVENANTS	41

4.1	Efforts	41

4.2	Replacement of Guarantees and Letters of Comfort	41

4.3	Operation of Business	41

4.4	Access	42

4.5	Elimination of Intercompany Items	42

4.6	No Shop	42

ARTICLE V	CONDITIONS PRECEDENT TO CLOSING	43

5.1	Conditions to Obligations of Buyer	43

5.2	Conditions to Obligations of Seller	44

ARTICLE VI	INDEMNIFICATION	45

6.1	Indemnification by Seller	45

6.2	Indemnification by Buyer	46

6.3	Claims for Indemnification	46

6.4	Survival	48

6.5	Limitations	49

6.6	Treatment of Indemnification Payments	52

ARTICLE VII	TERMINATION	52

7.1	Termination of Agreement	52

7.2	Effect of Termination	53

ARTICLE VIII	ENVIRONMENTAL MATTERS	53

8.1	Definitions	53

8.2	Environmental Performance by Seller	54

8.3	Environmental Indemnification by Seller	54

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8.4	Limitations	56

8.5	Procedures	58

ARTICLE IX	TAX MATTERS	58

9.1	Payment of Taxes	58

9.2	Refunds and Carrybacks	58

9.3	Cooperation on Tax Matters; Tax Audits	59

ARTICLE X	FURTHER AGREEMENTS	59

10.1	Access to Information; Record Retention; Cooperation	59

10.2	Covenant Not to Compete	63

10.3	Disclosure Generally	66

10.4	Certain Employee Benefits Matters	67

10.5	Use of Name for Transition Period	70

10.6	Contract, Repair and Product Liability Obligations	71

ARTICLE XI	MISCELLANEOUS	72

11.1	Press Releases and Announcements	72

11.2	No Third Party Beneficiaries	72

11.3	Action to be Taken by Affiliates	72

11.4	Entire Agreement	73

11.5	Succession and Assignment	73

11.6	Counterparts	73

11.7	Headings	73

11.8	Notices	73

11.9	Governing Law	75

11.10	Amendments and Waivers	75

11.11	Severability	75

11.12	Expenses	76

11.13	Specific Performance	76

11.14	Submission to Jurisdiction	76

11.15	Bulk Transfer Laws	77

11.16	Construction	77

11.17	Foreign Exchange Conversions	78

11.18	Waiver of Jury Trial	78

11.19	Guaranty of PKI	78

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11.20	Incorporation of Exhibits and Schedules	79

11.21	Facsimile Signature	79

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Disclosure Schedule
Other Schedules
Schedule 1.1(a)(i)	–	Owned Real Property
Schedule 1.1(a)(ii)	–	Leased Facilities
Schedule 1.1(b)(i)	–	Certain Excluded Assets
Schedule 1.1(a)(iii)	–	Equipment
Schedule 1.1(a)(vi)	–	Systems and Information
Schedule 1.1(b)(iv)	–	Excluded Contracts and Agreements
Schedule 1.4(a)	–	Form Working Capital Statement
Schedule 4.4	–	Representatives of Buyer
Schedule 5.1(a)	–	Required Consents
Schedule 10.2(b)	–	Noncompetition Jurisdictions
Schedule 10.3(a)	–	Knowledge Persons
Schedule 10.4(b)	–	Seller Employees

Exhibits
EXHIBIT A	–	Form of Assumption Agreement
EXHIBIT B	–	Form of Bill of Sale
EXHIBIT C	–	Form of Texas Real Property Agreement
EXHIBIT D	–	Form of Lease Assignment and Assumption Agreement

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TABLE OF DEFINED TERMS

Defined Term	Section
1060 Forms	1.2(b)(iii)
Accounts Receivable	1.1(a)(ix)
Acquired Assets	1.1(a)
Adjusted Purchase Price	1.4(i)
Affiliate	2.12(c)
Agreed Amount	6.3(b)
Agreement	Preliminary Statement
Allocation Schedule	1.2(b)(i)
Assumed Liabilities	1.1(c)
Assumption Agreement	1.1(c)
Balance Sheet Date	2.6
Business	Introduction
Business Day	1.3(a)
Buyer	Preliminary Statement
Buyer Material Adverse Effect	3.3(b)
Buyer Plans	10.4(d)
CERCLA	2.17(a)(i)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Amount	1.4(a)
Closing Working Capital Statement	1.4(a)
COBRA	10.4(g)
Code	1.2(b)(iii)
Competitive Business	10.2(f)
Confidentiality Agreement	4.4
Consents	5.1(a)
Contracts	1.1(a)(vi)
Customer	10.2(c)
Damages	6.1; 6.3(a); 8.1(b)
Deferred Consent	1.5
Deferred Item	1.5
Designated Contracts	2.13(b)
Designated Intellectual Property	2.12(a)
Develop; Development	8.1(c)
Disclosing Party	10.1(f)
Disclosure Schedule	Article II
Dispute Notice	1.4(b)
Employee Benefit Plan	2.16(a)
Environment	2.17(a)(iii)
Environmental Law	2.17(a)(v)
Environmental Matters	2.17(a)(vi)

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Defined Term	Section

Equipment	1.1(a)(iii)
ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Excluded Asset	1.1(b)
Excluded Liabilities	1.1(d)
Final Closing Working Capital Amount	1.4(b)
Final Closing Working Capital Statement	1.4(b)
Financial Statements	2.6
Goodwill	1.1(a)(xii)
Governmental Entity	2.4(b)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	10.1(a)
Intellectual Property	1.1(a)(vii)
Inventory	1.1(a)(iv)
Lease Assignment and Assumption Agreements	1.3(b)(vi)
Leased Facilities	1.1(a)(ii)
Leases	2.11(a)
Materials of Environmental Concern	2.17(a)(iv)
Most Recent Balance Sheet	2.6
Multiemployer Plan	2.16(a)
Natural Resources Damages	8.1(d)
Neutral Accountant	1.4(c)
New Buyer Employees	10.4(b)
Off-Site Liabilities	2.17(a)(vii)
Owned Real Property**	1.3(b)(iv)
Party, Parties	Preliminary Statement
Permits	2.19
Permitted Encumbrances	2.2
Person	10.2(c)
PKI	Preliminary Statement
PKI Defined Benefit Plan	10.4(c)
Prepaid Assets	1.1(a)(x)
PSV Policies	10.4(e)
Purchase Price	1.2(a)
Receiving Party	10.1(f)
Release	2.17(a)(ii)
Response Costs	8.1(a)
Retained Marks	10.5(a)
Security Interest	2.2 (a)
Seller	Preliminary Statement
Seller Benefit Plans	2.16(a)
Seller Employee	10.4(a)
Seller Material Adverse Effect	2.1

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Defined Term	Section

Seller Properties	2.17(a)(viii)
Systems and Information	1.1(a)(v)
Tax Assumed Liabilities	1.2(b)(i)
Tax Returns	2.9(a)
Taxes	2.9(a)
Taxing Authority	9.3(a)
TCEQ	8.2(a)
Term	10.2(a)
Territory	10.2(b)
Texas Real Property Agreement	1.3(b)(iv)
Transition Agreement	10.7
U.S. GAAP	1.1(c)(i)
WARN	10.4(f)
Working Capital	1.4(a)

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MASTER PURCHASE AND SALE AGREEMENT

This MASTER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of October 26, 2005 by and among PerkinElmer Automotive Research, Inc., a Texas corporation (“Seller”), Caleb Brett USA, Inc., a Louisiana corporation (“Buyer”), and solely for purposes of Sections 10.2 and 10.4 and Article XI, PerkinElmer, Inc., a Massachusetts corporation and the indirect parent corporation of Seller (“PKI”). Seller and Buyer (and for purposes of Article XI only, PKI) are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1. Seller is engaged in, among other matters, the business of developing, marketing, and providing fuel, lubricant and other vehicle-based testing services for the gasoline engine and petrochemical industries (such business, as conducted by Seller on the date hereof, being referred to herein as the “Business”);

2. Seller owns or leases all of the Acquired Assets (as defined in Section 1.1(a)); and

3. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets, subject to the assumption of certain liabilities and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSET PURCHASE

1.1    Sale and Transfer of Assets; Assumption of Liabilities.

(a) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the assets, rights, properties, claims, contracts and business of Seller used in, or relating to, the Business, as of the Closing Date, other than the Excluded Assets, including but not limited to (such assets, rights, properties, claims, contracts and business of Seller, collectively, the “Acquired Assets”):

(i) The real property described on Schedule 1.1(a)(i) attached hereto (the “Owned Real Property”);

(ii) The leasehold interests in real property described on Schedule 1.1(a)(ii) attached hereto (the “Leased Facilities”);

(iii) All equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property, including without limitation those items listed or described in Schedule 1.1(a)(iii) attached hereto and those items of tangible property owned by Seller that are used in connection with the Owned Real Property (collectively, the “Equipment”), and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Equipment to the extent transferable;

(iv) All inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and other inventory (collectively, the “Inventory”);

(v) All management information systems, including hardware and software, to the extent that such systems and software are transferable, and all customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, including without limitation those items listed or described in Schedule 1.1(a)(v) attached hereto (collectively, the “Systems and Information”); provided, however, that Buyer shall be solely responsible for all license fees to third parties required to enable Buyer use such Systems and Information on and after the Closing;

(vi) All contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, personal property leases, and other agreements (including any agreements of Seller with customers, suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein), including without limitation those agreements listed on Section 2.13 of the Disclosure Schedule (the contracts, agreements, commitments and leases collectively described by this Section 1.1(a)(vi), the “Contracts”);

(vii) All patents, patent registrations and patent applications, and all trademarks, trademark registrations and trademark applications, trade names (together with the goodwill associated therewith), copyrights, copyright applications and copyright registrations of Seller (collectively, “Intellectual Property”), including all rights to sue for past infringement;

(viii) All licenses, permits or franchises (collectively, “Licenses”) issued by any federal, state, municipal or foreign authority relating to the development, use,

maintenance or occupation of the Owned Real Property or the Leased Facilities, to the extent that such licenses, permits or franchises are transferable;

(ix) All accounts receivable and other receivables (including unbilled amounts for goods sold or services provided) in existence at the Closing Date (collectively, the “Accounts Receivable”);

(x) All goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments by Seller prior to the Closing Date (collectively, the “Prepaid Assets”);

(xi) All books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, employment records, studies, reports and other printed or written materials;

(xii) All goodwill (the “Goodwill”);

(xiii) All accreditations, approvals and authorizations from industry and nongovernmental standards setting organizations of Seller and relating to the Business, to the extent assignable; and

(xiv) All intangible personal property not otherwise described in this Section 1.1(a), including but not limited to all telephone and facsimile listings,, but excluding all email addresses and listings of Seller’s employees.

(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) The assets, properties or rights set forth on Schedule 1.1(b)(i) attached hereto;

(ii) The capital stock of all subsidiaries and Affiliates (as defined in Section 2.12(c)) of Seller;

(iii) All cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(iv) The contracts and agreements listed on Schedule 1.1(b)(iv) attached hereto;

(v) All insurance policies and all rights of Seller to insurance claims, related refunds and proceeds thereunder;

(vi) The rights of Seller which accrue or will accrue under this Agreement;

(vii) All rights of Seller to refunds of Taxes (as defined in Section 2.9(a)) other than the amount of any fuel Tax included in the Final Working Capital Statement;

(viii) All email addresses and listings of Seller’s employees; and

(ix) All actions, claims, causes of action, rights of recovery, choices in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(b) or to any Excluded Liabilities.

(c) Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller an undertaking (the “Assumption Agreement”), in the form attached hereto as EXHIBIT A pursuant to which Buyer, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due the following specifically identified liabilities and obligations of Seller (collectively, the “Assumed Liabilities”), and neither the purchase of the Acquired Assets nor anything else in this Agreement shall be deemed to infer or constitute an assumption by Buyer of any other obligations or liabilities of Seller:

(i) All obligations and liabilities reflected on the Most Recent Balance Sheet (as defined in Section 2.6) under the caption “Total Operating Liabilities”;

(ii) All obligations and liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date (as defined in Section 2.6) and on or prior to the Closing Date, to the extent such obligations and liabilities would be properly reflected under the caption “Total Operating Liabilities” on a balance sheet of Seller prepared on the same basis as the Most Recent Balance Sheet as of the Closing Date;

(iii) All obligations and liabilities (except for Excluded Liabilities) arising or incurred by Buyer and relating to any period commencing on or after the Closing Date;

(iv) All obligations and liabilities which arise out of Buyer’s operation of the Business, the ownership, use or operation of the Acquired Assets and/or sale of any products manufactured and/or sold by Buyer or any of its Affiliates on or after the Closing Date;

(v) Except for Excluded Liabilities set forth in Section 1.1(d)(vi), or in other subsections of Section 1.1(d), all obligations and liabilities under or arising out of the Contracts;

(vi) Except for Excluded Liabilities set forth in Section 1.1(d)(vii), or in other subsections of Section 1.1(d), all obligations and liabilities under the Licenses transferred pursuant to Section 1.1(a)(viii);

(vii) Except for Excluded Liabilities set forth in Section 1.1(d)(viii), or in other subsections of Section 1.1(d), and for environmental obligations and liabilities retained by Seller pursuant to Section 1.1(d) and Article VIII, all obligations and liabilities arising out of the ownership or operation of any Owned Real Property, whether incurred prior to, on or following the Closing Date;

(viii) Except for Excluded Liabilities set forth in Section 1.1(d)(ix), or in other subsections of Section 1.1(d), and for environmental obligations and liabilities retained by Seller pursuant to Section 1.1(d) and Article VIII, all obligations and liabilities arising out of the ownership, leasing or operation of any Leased Facility, whether incurred prior to, on or following the Closing Date;

(ix) All obligations and liabilities in respect of employee relations and benefits assumed by Buyer pursuant to Section 10.4;

(x) All obligations and liabilities for any Taxes and expenses assumed by Buyer pursuant to Article IX;

(xi) All obligations and liabilities arising out of or relating to Deferred Items (as defined in Section 1.5) under Section 1.5;

(xii) Except for Excluded Liabilities as set forth in Section 1.1(d)(x), or in other subsections of Section 1.1(d), all obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods manufactured, or services provided, or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date; and

(xiii) Except for Excluded Liabilities set forth in Section 1.1(d)(xi), or in other subsections of Section 1.1(d), all obligations and liabilities arising out of or relating to any product liability or service liability claim (including any such claim arising out of or relating to injury to or death of persons), or damage to or destruction of property, in each case relating to products or goods manufactured, or services provided, or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date.

(d) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Seller shall retain and be solely responsible for performing, discharging or satisfying all obligations and liabilities of Seller that are not expressly assumed by Buyer pursuant to Section 1.1(c), including the following (collectively, the “Excluded Liabilities”):

(i) All obligations and liabilities arising out of or relating to the Excluded Assets;

(ii) All obligations and liabilities of Seller for Environmental Matters, Releases of Materials of Environmental Concern and Off-Site Liabilities (all as defined in Section 2.17(a)(vi)), subject to the limitations in Article VIII on Seller’s obligation to indemnify Buyer;

(iii) All obligations and liabilities of Seller for Taxes to the extent provided in Article IX;

(iv) All obligations and liabilities in respect of employee relations and benefits except to the extent assumed by Buyer in Section 10.4;

(v) All obligations and liabilities in respect of workers’ compensation claims relating to injuries or other events that occurred prior to the Closing;

(vi) all obligations and liabilities under or arising out of the Contracts that are a result of Seller’s breach or non-performance thereof where the claims in respect of such obligations and liabilities are asserted on or prior to the three-year anniversary of the Closing Date;

(vii) all obligations and liabilities under the Licenses transferred pursuant to Section 1.1(a)(viii), if any, that are a result of Seller’s breach or non-performance thereof where the claims in respect of such obligations and liabilities are asserted on or prior to the three-year anniversary of the Closing Date;

(viii) all obligations and liabilities arising out of the ownership, use or operation of any Owned Real Property to the extent such obligations and liabilities (A) result from Seller’s ownership, use or operation thereof prior to the Closing Date and (B) either claims in respect thereof are asserted on or prior to the three-year anniversary of the Closing Date or such obligations and liabilities are retained by Seller pursuant to this Section 1.1(d) and Article VIII;

(ix) all obligations and liabilities arising out of the ownership, leasing, operation or use of any Leased Facility to the extent such obligations and liabilities (A) result from Seller’s ownership, leasing, operation or use thereof prior to the Closing Date and (B) either claims in respect thereof are asserted on or prior to the three-year anniversary of the Closing Date or such obligations and liabilities are retained by Seller pursuant to this Section 1.1(d) and Article VIII;

(x) all obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods sold, or services provided, prior to the Closing Date to the extent claims in respect of such obligations and liabilities are asserted on or prior to the three-year anniversary of the Closing Date;

(xi) all obligations and liabilities arising out of or relating to any product liability or service liability claim (including any such claim arising out of or relating to injury to or death of persons), damage to or destruction of property, in each case relating to products or goods sold, or services provided, prior to the Closing Date to the extent claims in respect of such obligations and liabilities are asserted on or prior to the three-year anniversary of the Closing Date;

(xii) All obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising or relating to any period prior to the Closing Date, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Date; and

(xiii) All other obligations and liabilities of Seller which are not Assumed Liabilities.

Neither Buyer nor any Affiliate, employee, agent or other representative of Buyer shall undertake, directly or indirectly, any voluntary action, investigation or program whose sole or primary purpose is designed to discover or expose any obligation or liability of Seller that is or could reasonably be expected to constitute an Excluded Liability hereunder.

1.2    Purchase Price and Related Matters.

(a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets, including for the Owned Real Property pursuant to the Texas Real Property Agreement, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.1(c) hereof and shall pay to Seller in cash, by wire transfer of immediately available funds, U.S. $34,500,000 (the “Purchase Price”).

(b) Allocation.

(i) After the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price (as defined in Section 1.4(i)) and the Assumed Liabilities that are treated as liabilities for federal income Tax purposes (the “Tax Assumed Liabilities”) among the Acquired Assets and the covenant contained in Section 10.2 hereof. The Proposed Allocation Schedule shall be delivered to Seller within 45 days of the Closing, except that if the Final Closing Working Capital Statement has not yet been finalized in accordance with Section 1.4, the time for execution and delivery of the proposed Allocation Schedule shall be tolled until a date which is 15 days after the Final Closing Working Capital Statement is finalized. The Allocation Schedule may include an allocation to the Acquired Assets based upon the different Tax jurisdictions in which they are located.

(ii) Within 30 days of the delivery of the Allocation Schedule to Seller pursuant to paragraph (i) above, Seller shall notify Buyer that Seller either (A) agrees with the Allocation Schedule or (B) disagrees with the Allocation Schedule and sets forth in reasonable detail those items with respect to which it disagrees and its reason for such disagreement. If Seller fails to notify Buyer of any disagreement with such 30 day period, Seller shall be deemed to have agreed to the Allocation Schedule prepared by Buyer. Seller and Buyer in good faith shall attempt to resolve any disagreement with respect to which Buyer was properly and timely notified pursuant to this paragraph (ii). If they cannot reach agreement within 30 days following the receipt of the notice from Seller, the matter shall be referred to the Neutral Accountant for resolution in accordance with procedures similar to those set forth in Section 1.4(c), 1.4(d) and 1.4(e) hereof. The Neutral Accountant shall determine if the allocation set forth in the Allocation Schedule related to the disputed item(s) is reasonable. If so, such allocation shall become final. If not, the Neutral Accountant shall modify the Allocation Schedule with respect to the disputed items (and only the disputed items) in the least amount necessary so that the resulting allocation is reasonable in the sole discretion of the Neutral Account. The Allocation Schedule as so modified shall then become final.

(iii) The Parties agree to act in accordance with the computations and allocations contained in the final Allocation Schedule in any relevant Tax Returns (as defined in Section 2.9(a)) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or pursuant to any provisions of local, state and foreign Tax laws (the “1060 Forms”)), to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by law. They further agree to prepare all other forms, financial statements, reports and similar items in a manner that is consistent with the final Allocation Schedule.

1.3    The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on November 11, 2005 or on such earlier date as is mutually agreeable by the Parties, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days (as defined below)) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing. At the Closing:

(i) Seller shall deliver to Buyer the various certificates, instruments, documents and agreements (and documents and instruments called for thereunder) required to be delivered under Section 5.1;

(ii) Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments, documents and agreements (and documents and instruments called for thereunder) required to be delivered under Section 5.2;

(iii) Seller shall deliver to Buyer an executed Bill of Sale in substantially the form attached hereto as EXHIBIT B;

(iv) Seller shall deliver to Buyer an executed Real Estate Purchase and Sale Agreement in substantially the form attached hereto as EXHIBIT C in connection with the sale and transfer by the Company to Buyer of the Owned Real Property located at 5404 Bandera Road, 5420 Bandera Road, 4950 Callaghan Road, and 5003 Callaghan Road, San Antonio, Texas (the “Texas Real Property Agreement”);

(v) Buyer shall deliver to Seller an executed Assumption Agreement and such other instruments as Seller may reasonably request in order to effect the assumption by Buyer of the Assumed Liabilities;

(vi) Buyer shall deliver to Seller an executed Lease Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT D (or such other form as may be reasonably requested by Seller or landlord) (collectively, the “Lease Assignment and Assumption Agreements”) in connection with those Leases (as defined in Section 2.11(a)) as are designated by Seller;

(vii) Seller shall deliver to Buyer executed Lease Assignment and Assumption Agreements in connection with those Leases (as defined in Section 2.11(a)) as are designated by Seller;

(viii) Seller shall deliver such other instruments of conveyance (including but not limited to assignments of Intellectual Property and/or other intangible assets) as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets owned by Seller;

(ix) Buyer shall pay to Seller the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by Seller;

(x) Seller shall deliver to Buyer, or otherwise put Buyer in control of, all of the Acquired Assets of a tangible nature owned by Seller;

(xi) The Parties shall execute and deliver to each other the Transition Agreement (as defined in Section 10.7); and

(xii) The Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4    Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 45 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement in the form attached as Schedule 1.4(a) (the “Closing Working Capital Statement”) calculating the Working Capital (as defined in this Section 1.4(a)) of Seller as of the Closing Date (the “Closing Working Capital Amount”). For purposes of this Agreement, “Working Capital” shall mean the current assets of Seller as of the Closing Date (including accounts receivable (net of allowance for doubtful accounts), inventory (net of reserve for excess and obsolete inventory), prepaid assets (including amounts accrued for fuel Taxes) and other Acquired Assets that constitute current assets, including investments, but excluding cash and cash equivalents, which cash and cash equivalents shall be distributed to, or retained by, Seller prior to the Closing, less the Assumed Liabilities that constitute current liabilities of Seller as of the Closing Date (including accounts payable and accrued expenses, but excluding amounts accrued for insurance premiums, all Taxes, expenses for management incentive costs, pension costs, severance, workers’ compensation costs and PerkinElmer savings plan and employee stock purchase plan costs), and shall be calculated in accordance with U.S. GAAP and on a basis consistent with Seller’s accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements referred to in Section 2.6 of this Agreement but only with reference to Acquired Assets and Assumed Liabilities.

(b) If Seller in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by Buyer, Seller shall deliver to Buyer within 30 days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth Seller’s calculation of Seller’s determination of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 30 days after Buyer has given the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If the Parties do not reach a final resolution on the Closing Working Capital Amount within 30 days after Seller has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, Grant Thornton LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Seller, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within twenty (20) Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.4(a).

(e) Seller, on the one hand, and Buyer, on the other hand, shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to the Parties a written explanation of its reasons for making such a determination.

(f) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of Seller to deliver a Dispute Notice within 30 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing

Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Seller of a Dispute Notice shall constitute final and binding acceptance by Seller of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) If the Final Closing Working Capital Amount is less than $1,726,900, then Seller shall pay to Buyer an amount equal to the difference between $1,726,900 and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than $1,726,900, then Buyer shall pay to Seller an amount equal to the difference between the Final Closing Working Capital Amount and $1,726,900. Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or Seller, as the case may be, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i) For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to Seller pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by Seller to Buyer pursuant to the first sentence of Section 1.4(h).

1.5    Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any asset, agreement, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity (as defined in Section

2.4(b)), as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Seller or Buyer thereunder. If such consent (a “Deferred Consent”) has not been obtained by the Closing, then (a) the asset, agreement, lease, authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Seller and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that Seller shall not be required to make any payments or agree to any material undertakings in connection therewith and (c) until such Deferred Consent is obtained, Seller and Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits (net of the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates under the Deferred Item) and (ii) Buyer would assume any related economic burden (including the amount of any related Tax costs and any other liabilities or obligations imposed on Seller or any of its Affiliates) with respect to the Deferred Item.

1.6    Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by Seller to Buyer (the “Disclosure Schedule”):

2.1    Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and Seller is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Seller Material Adverse Effect (as defined below). Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Seller Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the Business and/or the Acquired Assets; or (ii) has a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that a “Seller Material Adverse Effect” shall not include any adverse change, effect or circumstance resulting from or arising out of (I) the actions contemplated by the Parties in connection with this Agreement, (II) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (III) changes in Seller’s industry or in markets generally and not specifically relating to the Business, (IV) changes in national or international general economic, political, legal or regulatory conditions or (V) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation.

2.2    Title to and Condition of Property.

(a) Seller has good title to the Owned Real Property as represented and warranted in Section 4.1(d) of the Texas Real Property Agreement, and good title to, or a valid leasehold interest in, the other Acquired Assets, free and clear of any Security Interest, other than Permitted Encumbrances. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), and “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable, (ii) liens that arise by operation of law, (iii) liens relating to capitalized lease financings or purchase money financings, if any, with respect to assets included in the Acquired Assets, (iv) liens arising solely by action of Buyer and (v) in the case of the Owned Real Property, Permitted Exceptions under the Texas Real Property Agreement.

(b) All of the Acquired Assets (other than the Owned Real Property) listed on Schedule 1.1(a)(iii) with a net book value in excess of $50,000 are in good operating condition and repair consistent with their respective ages and uses, and none of such Acquired Assets is in need of replacement or repair except for ordinary routine maintenance repairs or replacements that are not material in nature or cost.

2.3    Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4    Noncontravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of Seller;

(b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Seller Material Adverse Effect;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest (other than Permitted Encumbrances) to which Seller is a party or by which Seller is bound or to which any of its assets is subject except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to result in a Seller Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Seller Material Adverse Effect.

2.5    Subsidiaries. Seller does not control, directly or indirectly, or have any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).

2.6    Financial Statements. Seller has provided to Buyer copies of (i) the unaudited statement of operating assets of Seller (including related footnotes) as of the last day of the fiscal year ended January 2, 2005, and unaudited statements of operations of Seller for the fiscal year ended January 2, 2005 and (ii) the unaudited statement of operating assets of Seller as of October 2, 2005 (including related footnotes) and unaudited statements of operations of Seller for the nine-month period ended October 2, 2005 (collectively, the “Financial Statements”). The unaudited statement of operating assets as of October 2, 2005 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, October 2, 2005, is referred to herein as the “Balance Sheet Date”. Such Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and fairly present, in all material respects, the financial condition and results of operations and cash flows of Seller as of the respective dates thereof and for the periods referred to therein; provided, however, that the Financial Statements as of, and for the nine-month period ended, October 2, 2005 are subject to normal recurring adjustments, and the Financial Statements do not include

U.S. GAAP footnotes and do not include allocations of corporate expenses that are made on a periodic basis.

2.7    Absence of Certain Changes. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), since the Balance Sheet Date, there have not been any adverse changes in the financial condition or results of operations of the Business, except for any adverse changes that would not reasonably be expected to result in a Seller Material Adverse Effect. Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), since the Balance Sheet Date, Seller has not taken any of the following actions:

(a) sold, assigned or transferred any portion of the Acquired Assets that is material to the Business other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b) waived any rights of material value;

(c) except as required by law, granted any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of Seller or increased benefits payable or potentially payable to any such director, officer or other employee of Seller under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practice of Seller or grants or increases for which Buyer will not be obligated following the Closing);

(d) except in the ordinary course of business or in accordance with Seller’s capital expenditure budget attached to Section 2.7(d) of the Disclosure Schedule, made any capital expenditures or commitments therefor in an amount in excess of $100,000 in the aggregate;

(e) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

(f) except in the ordinary course of business, entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of Seller whose annual base salary exceeds $150,000;

(g) amended the terms of any existing Seller Benefit Plan (as defined in Section 2.16(a)), except (i) as required by law, (ii) in a manner substantially consistent with the past practices of Seller or (iii) in any manner that would not reasonably be expected to result in a Seller Material Adverse Effect;

(h) materially changed the accounting principles, methods or practices of Seller, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles; or

(i) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (h) of this Section 2.7.

2.8    Undisclosed Liabilities. To Seller’s knowledge, Seller has no liability which is material to Seller and the Business, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and (c) Excluded Liabilities.

2.9    Tax Matters.

(a) Seller has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete, except for any error or omission that would not reasonably be expected to result in a Seller Material Adverse Effect. Seller has paid (or had paid on its behalf) all Taxes (as defined below) that are shown to be due on any such Tax Returns. All Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a Seller Material Adverse Effect. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

2.10    Tangible Personal Property. Seller has good title to, a valid leasehold interest in or a valid license to use, all of the Equipment (other than property sold, consumed or otherwise disposed of in the ordinary course of business), free and clear of all Security Interests (other than Permitted Encumbrances).

2.11    Leased Real Property.

(a) The Disclosure Schedule lists all material leased real property included in the Acquired Assets. Seller has made available to Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein (the “Leases”).

(b) With respect to each such Lease:

(i) the Lease is a legal, valid, binding and enforceable obligation of Seller and, to Seller’s knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(ii) neither Seller nor, to Seller’s knowledge, any other party to the Lease is in breach or default and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not reasonably be expected to result in a Seller Material Adverse Effect; and

(iii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold to the Lease.

2.12    Intellectual Property.

(a) The Disclosure Schedule lists all Intellectual Property that is material to the Business (the “Designated Intellectual Property”). To Seller’s knowledge, Seller owns, or is licensed or otherwise possesses valid rights to use, the Designated Intellectual Property.

(b) Seller is not a party to any pending suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party, except for any such suit, action or proceeding that (i) is described in Section 2.12(b) of the Disclosure Schedule and (ii) would not reasonably be expected to result in a Seller Material Adverse Effect. To Seller’s knowledge, neither the use of the Acquired Assets by the Seller nor the operation of the Business as presently or heretofore conducted infringes any valid patents, trademarks, trade names, service marks or copyrights of any third party.

(c) Other than rights and licenses granted in the ordinary course of business, neither Seller nor any of its Affiliates has granted to any third party any license or right to the commercial use of any Intellectual Property. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

2.13    Contracts.

(a) Except as set forth in the Disclosure Schedule, Seller is not a party to, and the Acquired Assets do not include, any:

(i) agreement (or group of related written agreements with the same person or such person’s Affiliates) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $250,000, other than agreements that can be terminated by Seller on 60 or fewer days’ notice without payment by Seller of any penalty;

(ii) agreement (or group of related written agreements with the same person or such person’s Affiliates) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $250,000, other than any such contracts and agreements that can be terminated by Seller on 60 or fewer days’ notice without payment by Seller of any penalty;

(iii) agreement establishing a partnership or joint venture;

(iv) agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than $100,000 or under which it has imposed a Security Interest (other than Permitted Encumbrances) on any of its material assets, tangible or intangible, except for any Security Interests (other than Permitted Encumbrances) relating to any capitalized lease financing;

(v) agreement that prohibits Seller from freely engaging in business anywhere in the world;

(vi) agreement involving the executive officers or directors of Seller;

(vii) agreement for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $150,000 during fiscal 2005;

(viii) severance, “stay pay” or termination agreement with any officer or other employee of Seller;

(ix) agreement for the sale of any Acquired Asset which involves a payment to be made to Seller or any Affiliate thereof in excess of $100,000, other than agreements for the sale of goods and services in the ordinary course of business; and

(x) agreement for the acquisition by Seller of any operating business or the capital stock of any other person;

provided, however, that no agreement referred to in clauses (i) through (x) above need be disclosed unless Seller currently has, or may have, any rights or obligations thereunder.

(b) Seller has made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.13 of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract is a legal, valid, binding and enforceable obligation of Seller, and, to Seller’s knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no defaults of Seller, or, to Seller’s knowledge, any other party thereto, except for any such failures to be legal, valid, binding and enforceable or defaults that would not reasonably be expected to result in a Seller Material Adverse Effect.

2.14    Litigation. The Disclosure Schedule lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction naming Seller or any of its property or business and (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which Seller is a party or, to Seller’s knowledge, which has been threatened against Seller.

2.15    Labor Matters. The Disclosure Schedule lists, as of the date of this Agreement, each collective bargaining agreement to which Seller is a party or is bound. Seller has not experienced since January 1, 2003, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

2.16    Employee Benefits.

(a) The Disclosure Schedule contains a complete and accurate list of all material Employee Benefit Plans (as defined below) maintained, or contributed to, by Seller or any ERISA Affiliate (as defined below) for the benefit of employees of Seller (and their beneficiaries) (the “Seller Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and, to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, but excluding any Employee Benefit Plan maintained or contributed to under foreign law. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller. Complete and accurate copies of all Seller Benefit Plans and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to Buyer. Each Seller Benefit Plan has been administered in accordance with its terms and Seller has met its obligations with respect to such Seller Benefit Plan, except for any failure to so administer or so meet its obligations that would not reasonably be expected to result in a Seller Material Adverse Effect. Seller and Seller

Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code, except for any failure to so comply that would not reasonably be expected to result in a Seller Material Adverse Effect.

(b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits under any Seller Benefit Plan, or, to Seller’s knowledge, investigations by any Governmental Entity involving any Seller Benefit Plan, except for any such termination proceedings or other claims, suits, proceedings or investigations that would not reasonably be expected to result in a Seller Material Adverse Effect.

(c) Seller Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, except for such failures to qualify or be exempt from federal income Taxes that would not reasonably be expected to result in a Seller Material Adverse Effect.

(d) The Disclosure Schedule lists each Multiemployer Plan to which Seller or any ERISA Affiliate contributes or is obligated to contribute for the benefit of employees of Seller. Neither Seller nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal which has resulted in any withdrawal liability which has not been satisfied in full, except for any such withdrawal liability that would not reasonably be expected to result in a Seller Material Adverse Effect. All required contributions to any such

Multiemployer Plan have been made in full, except for any contributions which, if not made, would not reasonably be expected to result in a Seller Material Adverse Effect.

(e) There are no unfunded obligations under any Seller Benefit Plan other than an Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, providing welfare benefits after termination of employment to any employee of Seller (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws, and other than unfunded obligations which would not reasonably be expected to result in a Seller Material Adverse Effect.

(f) No act or omission has occurred and no condition exists with respect to any Seller Benefit Plan maintained by Seller, any of its Affiliates or any ERISA Affiliate that would subject Seller or any ERISA Affiliate to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Seller Benefit Plans for employees of Seller, and each of its beneficiaries), except for any fine, penalty, Tax or liability that would not reasonably be expected to result in a Seller Material Adverse Effect.

2.17    Environmental Matters.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and analogous foreign laws, in each case as in effect on the Closing Date.

(ii) “Release” shall have the meaning assigned to that term in CERCLA and analogous foreign laws.

(iii) “Environment” shall have the meaning assigned to that term under CERCLA and analogous foreign laws.

(iv) “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant, as those terms are defined under CERCLA and analogous foreign laws, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and analogous foreign laws, and oil, petroleum and petroleum products.

(v) “Environmental Law” means any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the Environment or occupational health and safety, including any statute or regulation pertaining to (A) treatment, storage, disposal, transportation or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern.

(vi) “Environmental Matters” means any legal obligation or liability arising under Environmental Law.

(vii) “Off-Site Liabilities” means Environmental Matters and/or liability arising under common law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, of any Materials of Environmental Concern by Seller, or any agent or contractor of Seller, to or at any property, location, site or facility other than a Seller Property.

(viii) “Seller Properties” means the Owned Real Property and the real property subject to the Leases.

(b) To Seller’s knowledge, except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) Seller’s operations at Seller Properties are in material compliance with applicable Environmental Laws;

(ii) there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or information request relating to any Environmental Law involving any of Seller Properties or any property formerly owned, occupied or operated by Seller;

(iii) Seller has those permits, licenses and approvals required under Environmental Law to operate Seller Properties as currently operated by Seller except for any such permits, licenses or approvals the absence of which would not reasonably be expected to result in a Seller Material Adverse Effect; and

(iv) there are no Materials of Environmental Concern in or on the soil or groundwater at the Seller Properties, and Seller has no Off-Site Liabilities.

(c) To Seller’s knowledge, except as described or identified in the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) with respect to Seller Properties and any property formerly owned, occupied or operated by Seller, there is no existing or threatened order or claim requiring the investigation or remediation of a Release of Materials of Environmental Concern that would reasonably be expected to result in a Seller Material Adverse Effect; and

(ii) there is no existing or threatened claim for Off-Site Liabilities that would reasonably be expected to result in a Seller Material Adverse Effect.

(d) The Parties agree that the only representations and warranties of Seller herein or in the Texas Real Property Agreement as to any Environmental Matters are those contained in this Section 2.17. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 2.14, 2.18 and 2.19 do not relate to Environmental Matters.

2.18    Legal Compliance. To Seller’s knowledge, Seller is in compliance with all applicable laws of any federal, state or foreign government, or any Governmental Entity, currently in effect, except where the failure to comply therewith would not reasonably be expected to result in a Seller Material Adverse Effect. Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any failure to so comply.

2.19    Permits. To Seller’s knowledge, (a) Seller is not in violation of or default under any permit, license, franchise or authorization from any Governmental Authority used in its business or operations as presently conducted and material to the business or operations of Seller (collectively, the “Permits”) and (b) no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, for (i) any violation, default, revocation, termination or renewal that would not reasonably be expected to result in a Seller Material Adverse Effect and (ii) other than Permits which are not transferable or assignable under Environmental Law.

2.20    Business Relationships with Affiliates. The Disclosure Schedule lists any written agreements whereby any Affiliate of Seller directly or indirectly (a) owns any property or right,

tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against Seller, or (c) owes any money to, or is owed any money by, Seller.

2.21    Brokers’ Fees. Except for the fees payable to New England Business Exchange, Inc., neither PKI nor Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.22    Entire Business. Except for the Excluded Assets and any Deferred Items, and assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by Seller and its Affiliates, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by Seller on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted.

2.23    Accounts Receivable. All accounts receivable that are reflected on the Most Recent Balance Sheet or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Seller has not received any written notice from any account debtor of an account receivable that any such account receivable is subject to any contest, claim or right of set-off, other than returns in the ordinary course of business. Except to the extent paid prior to the Closing Date, to the knowledge of Seller, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Most Recent Balance Sheet within ninety (90) days after the day on which it first becomes due and payable. To the knowledge of Seller, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

2.24    Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished good, saleable in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Most Recent Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market on a weighted-average basis. Inventories now on hand that were purchased after the date of the Most Recent Balance Sheet were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are based upon a three-year forecast of consumption. Work-in-process Inventories are now valued, and will be valued on the Closing Date, in accordance with GAAP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

3.2    Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller and PKI, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Subject to compliance with the applicable requirements of applicable Environmental Laws, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest (other than Permitted Encumbrances) to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4    Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5    Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.6    Financing. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including payment to Seller of the Purchase Price at the Closing.

3.7    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1    Efforts. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Seller and Buyer shall share equally any out-of-pocket costs associated with obtaining such waivers, permits, consents, approvals or other authorizations.

4.2    Replacement of Guarantees and Letters of Comfort. PKI presently has in place a guarantee made to the Texas Commission on Environmental Quality (“TCEQ”) as described in Section 2.13(a)(iv) of the Disclosure Schedule. Prior to the Closing, Buyer shall arrange to substitute a guarantee or other adequate financial assurance of Buyer or one of its Affiliates for the PKI guarantee.

4.3    Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, Seller shall conduct the operations of the Business only in the ordinary course, including paying or performing all liabilities and obligations as they become due, and keeping Buyer reasonably advised concerning the status of and developments regarding the Business; provided, however, that Seller shall be permitted to (a) accept capital contributions and loans from any of its Affiliates and (b) use any and all cash, cash equivalents and other short term liquid investments of Seller to pay dividends or distributions, repay loans or other payments to Seller or any of its Affiliates.

4.4    Access. Subject to compliance with applicable laws and regulations, and contractual obligations of Seller regarding proprietary information of third parties, Seller shall permit the representatives of Buyer listed on Schedule 4.4 attached hereto to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of Seller) to Seller’s premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business for reasonable business purposes. Buyer acknowledges that it remains bound by the confidentiality agreement, dated July 5, 2005, previously entered into between Buyer and PKI and/or its agents (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller, which consent shall not be unreasonably withheld.

4.5    Elimination of Intercompany Items. Effective as of the Closing, and notwithstanding Sections 1.1(a) and 1.1(c), all payables, receivables, liabilities and other obligations between Seller, on the one hand, and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for herein.

4.6    No Shop. Neither Seller nor PKI shall, at any time during a period commencing on the date hereof and ending on November 30, 2005, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with, provide any non-public information to, or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the shares, assets or business of Seller, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course of business).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices (collectively, the “Consents”) listed on Schedule 5.1(a) attached hereto;

(b) the representations and warranties of Seller set forth in Article II and in Section 4.1 of the Texas Real Property Agreement shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Seller Material Adverse Effect;

(c) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.1 is satisfied;

(e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

(f) Buyer shall have received all of the items required to be delivered to it (including the Transition Agreement) pursuant to Section 1.3(b).

5.2    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a) Seller shall have obtained (or caused to be obtained) all of the Consents listed on Schedule 5.1(a) attached hereto;

(b) the representations and warranties of Buyer set forth in Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by Seller, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;

(c) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.2 is satisfied in all respects;

(e) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

(f) Seller shall have received all of the items required to be delivered to it (including the Transition Agreement) pursuant to Section 1.3(b).

ARTICLE VI

INDEMNIFICATION

6.1    Indemnification by Seller. Subject to the terms and conditions of this Article VI, and in addition to Seller’s indemnification obligations under Article VIII, from and after the Closing, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by Buyer or any Affiliate thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of Seller contained in Article II of this Agreement or the certificate of Seller delivered at the Closing pursuant to Section 5.1(d) or (ii) failure to perform any covenant or agreement of Seller contained in this Agreement; or

(b) to the extent resulting from or constituting Excluded Liabilities, other than Excluded Liabilities which are Environmental Matters, Releases of Materials of Environmental

Concern or Off-Site Liabilities to which the indemnification obligations of Seller pursuant to Article VIII shall apply.

6.2    Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Damages incurred or suffered by Seller or any Affiliate thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 5.2(d) or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement;

(b) to the extent resulting from the conduct or operations of the Business or operation or use of the Acquired Assets from and after the Closing; or

(c) to the extent resulting from or constituting Assumed Liabilities.

6.3    Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined in this Section 6.3(a)) shall be made in accordance with the following procedures. A person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.

If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim (other than the conflicting interests inherent in one party being the Indemnifying Party and the other party being the Indemnified Party), the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party is conducting the defense, it shall do so in a manner which does not unreasonably interfere with, disrupt or otherwise adversely impact the business of the Indemnified Party.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.14.

6.4    Survival.

(a) The representations and warranties of Seller and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(d) and 5.2(d) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the 18-month anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, the representations and warranties of Seller contained in Sections 2.1, 2.2 and 2.3 and of Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation.

(b) None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c) Except as set forth in Section 6.4(d), no Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the expiration thereof.

(d) Any claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Sections 6.4(a) and 6.4(b) of the representation, warranty, covenant or agreement that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

6.5    Limitations.

(a) Subject to Section 11.13 and except with respect to claims made pursuant to Article VIII or Article IX, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall, except in cases involving fraud, be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement. Subject to Section 11.13, from and after the Closing, the rights of Buyer and

Seller and their respective Affiliates under Article VIII shall, except in cases involving fraud, be the sole and exclusive remedy of Buyer and Seller and their respective Affiliates with respect to the subject matter of Article VIII. Subject to Section 11.13, from and after the Closing, the rights of Buyer and Seller and their respective Affiliates under Article IX shall, except in cases involving fraud, be the sole and exclusive remedy of Buyer and Seller and their respective Affiliates with respect to the subject matter of Article IX. Without limiting the generality of the foregoing three sentences, in no event shall either Buyer or Seller, or their respective successors or permitted assigns, be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following four limitations shall apply:

(i) the aggregate liability of Seller for all Damages under this Article VI and Article VIII shall not exceed an amount equal to $12,075,000;

(ii) no individual claim or series of related claims for indemnification under Sections 6.1(a)(i) or 6.2(a)(i), shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000;

(iii) Seller shall be liable under Section 6.1(a)(i), and Buyer shall be liable under Section 6.2(a)(i), for only that portion of the aggregate Damages under such sections, considered together, which exceeds $345,000 (it being understood that (A) Seller shall not be liable, in any event, for the first $345,000 of said Damages under Section 6.1(a)(i) and (B) Buyer shall not be liable, in any event, for the first $345,000 of said Damages under Section 6.2(a)(i)); and

(iv) Neither Buyer nor Seller shall be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4, and the amount of any Damages for which indemnification is provided under this Article VI, or under Article VIII or Article IX, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto.

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VI or under Article VIII that are (i) consequential, in the nature of lost profits, diminutions in value, special or punitive or otherwise not actual Damages or (ii) contingent, unless and until such Damages are actual and mature. Buyer shall (and shall cause the Business to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to Buyer by Seller under Article VI or Article VIII.

(d) The amount of any Damages for which indemnification is provided under this Article VI or under Article VIII shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any Tax benefits actually received by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it may be entitled in connection with any Damages it incurs, and each of Buyer, Seller and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

6.6    Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE VII

TERMINATION

7.1    Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c) Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;

(d) Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before November 30, 2005 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof; and

(e) by Buyer, within 15 days following delivery to Buyer of an update to the Disclosure Schedule pursuant to Section 10.3(b) which contains new disclosure of any event or development that would reasonably be expected to have a Seller Material Adverse Effect; provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2    Effect of Termination.

(a) Except as set forth in Section 7.2(b), if either Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties and PKI hereunder shall terminate without any liability of either Party or PKI to the other Party.

(b) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason but not beyond the later of (i) any termination date stated therein or (ii) a date that is three (3) years after the effective date of the termination.

ARTICLE VIII

ENVIRONMENTAL MATTERS

8.1    Definitions. For purposes of this Agreement, the following terms have the meanings provided below.

(a) “Response Costs” means all “costs of response” within the meaning of CERCLA and all costs recoverable by a Governmental Entity pursuant to any other Environmental Law.

(b) “Damages” has the meaning assigned to that term under Section 6.1 and, for purposes of this Article VIII, shall include Response Costs.

(c) “Develop” and “Development” mean (i) the construction, reconstruction, refurbishment, renovation, substantial modification, restoration, conversion, structural alteration, relocation or enlargement of any building or structure; any change in use of any building or land or any change in zoning or government land use approval, (ii) any extension of any use of land, or (iii) any clearing, grading or other movement of land.

(d) “Natural Resources Damages” means “damages” to “natural resources,” as those terms are defined under CERCLA or analogous state or foreign laws.

8.2    Environmental Performance by Seller. In addition to Seller’s other obligations under this Agreement, including but not limited to its indemnification obligations under Section 8.3, Seller shall, from and after the Closing Date, remain solely responsible for and comply with and satisfy in all respects, all of Seller’s obligations and liabilities under or with respect to:

(a) The July 1995 Agreed Order in Docket No. 95-0345-IHW-E with the Texas Commission on Environmental Quality (“TCEQ”) with respect to Seller Property located at 5404 Bandera Road, San Antonio, Texas (the “1995 Agreed Order”); and

(b) the R&H Oil Company Site in San Antonio Texas, as referenced in certain United States Environmental Protection Agency General Notice letters issued in approximately September 2002 and May 2005 (the “R&H Oil Company Site”).

8.3    Environmental Indemnification by Seller.

(a) Subject to the terms and conditions of this Article VIII, and in addition to its indemnification obligations under Article VI, Seller shall indemnify Buyer and its Affiliates in respect of, and hold Buyer and its Affiliates harmless against, any and all Damages incurred or suffered by Buyer or any Affiliate thereof (in connection with, arising or resulting from or relating from or relating to:

(i) The 1995 Agreed Order, without any limitation as to time;

(ii) The R&H Oil Company Site, without any limitation as to time; and

(iii) Any and all other Environmental Matters and/or Releases of Materials of Environmental Concern at or on Seller Properties, and any Off-Site Liabilities, existing as of the Closing Date or arising from events occurring prior to such date, provided Buyer asserts a claim or claims therefore in accordance with the procedures set forth in this Agreement prior to the tenth (10th) anniversary of the date hereof.

(b) To the extent that Seller’s obligations and liabilities, or Buyer’s claim for indemnification, under this Section 8.2 relates to a Seller Property, Seller shall be obligated under this Section 8.2 if and only if:

(i) the applicable Seller Property has been operated only for commercial or industrial purposes (including related office, warehouse, sale and service activities); and

(ii) Buyer has provided Seller with reasonable access to the applicable Seller Property, and has reasonably cooperated with Seller (including but not limited to providing access to appropriate employees of Buyer), in connection with the Seller’s performance of any environmental remediation actions and programs at Seller Properties for which Seller has responsibility under this Agreement, if any.

(c) The Parties agree that, except as required by the TCEQ in connection with the 1995 Agreed Order, Seller shall have no obligation or liability under Sections 8.2(a), 8.3(a)(i) or 8.3(a)(iii) to perform any actions, or to pay any Damages arising from the performance of any actions, that remediate a Seller Property to a risk-based level that is more stringent than that required to allow the use of the property for industrial or commercial uses.

(d) Buyer shall give prompt written notification to Seller of the commencement of any action, suit or proceeding for which indemnification under this Section 8.3 may be sought or, if earlier, upon the assertion of any claim or commencement of any inquiry for which indemnification under this Section 8.3 may be sought, whereupon Seller shall assume control of the defense and settlement of such action, suit, proceeding, claim or inquiry in accordance with and subject to the limitations provided in this Section 8.3(d). If a mandatory obligation of the kind specified in Sections 8.2 or 8.3(a)(iii) exists: (i) Seller shall determine, the actions to be taken in order to comply with or satisfy such mandatory obligation, (ii) any such proposed actions shall not unreasonably interfere with Buyer’s ability to conduct its normal business activities on the property, (iii) Buyer shall be provided reasonable notice and opportunity to comment (at its own cost and expense) upon Seller’s plans for addressing such mandatory obligation, and (iv) no such plans shall be implemented without Buyer’s prior approval, which shall not be unreasonably conditioned, withheld or delayed.

(e) In addition to the agreements of the Parties set forth in Section 10.1, Buyer shall, and shall cause its Affiliates to, cooperate with Seller (as Seller may reasonably request) in connection with the prosecution, defense, settlement or performance of Seller’s agreements in Sections 8.2 and 8.3. Without limiting the generality of the foregoing, as to all matters with respect of which Seller has agreed to indemnify Buyer and its Affiliates, at Seller’s request, Buyer shall and shall cause its Affiliates to sign such documents, assign such rights, and take such actions as Seller may reasonably request.

8.4    Limitations.

(a) The provisions of Sections 6.5(b)(i) and 6.6 are applicable to this Article VIII.

(b) Seller shall have no liability under Sections 8.2(a) or 8.3 for any Damages in any way arising out of or related to (i) an actual or proposed Development, other than for commercial or industrial uses, at a Seller Property after the Closing, (ii) any voluntary action, investigation, or program taken, or expense incurred, under or related to Environmental Laws, and (iii) Buyer’s voluntary disclosure to a third party (other than an Affiliate of Buyer) of information or data, except to the extent that it would be unlawful not to provide such information to that third party. For purposes of this Section 8.4, an action, investigation, program or disclosure shall not be considered “voluntary” (I) if it is taken by Buyer pursuant to any applicable Environmental Law or notice of violation thereof to prevent or correct a violation of any such law or regulation or to prevent or correct any offsite contamination arising, emanating or threatening to emanate from the property, or (II) in other circumstances unless it is undertaken or made by Buyer with the sole or primary purpose of identifying claims for indemnification pursuant to Section 8.3(a).

(c) This Article VIII shall, except with respect to an Excluded Liability or an Assumed Liability, rights under Sections 6.1(a)(i) and 6.2(a)(i), and Section 11.13, be the sole and exclusive remedy of (i) Buyer and its Affiliates against Seller or any of its Affiliates, and its respective present or former officers, directors and employees, agents, attorneys or contractors, and (ii) Seller and its Affiliates against Buyer or any of its Affiliates, and their respective present or former officers, directors and employee, agents, attorneys or contractors, for any and all claims, Damages or other matters related directly or indirectly to, and arising at any time under Environmental Laws, or under any common law with respect to Materials of Environmental Concern.

8.5    Procedures. The procedures set forth in Section 6.3 shall apply with respect to any claim for indemnification made by Buyer or any of its Affiliates pursuant to this ARTICLE VIII.

ARTICLE IX

TAX MATTERS

9.1    Payment of Taxes.

(a) Seller shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

(b) Buyer shall be responsible for the payment of any and all Taxes attributable to the Business for all periods after the Closing Date.

(c) Except as specified in Section 9.1(b), Seller shall be responsible for the payment of all Taxes attributable to the Business for periods ending on or before the Closing Date and for the payment of any and all Taxes not incurred in the ordinary course of business attributable to acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing on the Closing Date.

9.2    Refunds and Carrybacks.

(a) Seller and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes imposed on or paid by it, except to the extent of any refunds or credits included in the Final Closing Working Capital Statement.

(b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes imposed on or paid by it.

(c) Buyer shall forward to or reimburse Seller for any refunds (including any interest paid thereon) or credits due Seller and/or its Affiliates, as the case may be, after receipt thereof, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer and/or its Affiliates, as the case may be, after receipt thereof.

9.3    Cooperation on Tax Matters; Tax Audits.

(a) Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns and defense of any Tax audits by any governmental authority responsible for the imposition of Taxes (a “Taxing Authority”) for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

ARTICLE X

FURTHER AGREEMENTS

10.1    Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, for a period of five (5) years following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 10.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. For a period of three (3) years following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in

Section 10.1(a), subject to the same time, place, and manner restrictions set forth in Section 10.1(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Section 10.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, Buyer and Seller shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing until December 31, 2010. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(e) Preparation of Seller Financial Statements. Following the Closing, (i) Seller shall provide Buyer and its Affiliates copies of, or access to, all information relating to the Business reasonably required for Buyer and its Affiliates to prepare the Closing Working Capital Statement, and (ii) Buyer shall provide Seller and its Affiliates copies of, or access to, all information relating to the Business to enable Seller to prepare financial statements of Seller and its Affiliates for all fiscal periods that precede or include the Closing Date. During the period of preparation of such (i) Closing Working Capital Statement and (ii) financial statements of Seller and its Affiliates, each party shall use its commercially reasonable efforts to ensure that the other party and its Affiliates (and their auditors) will be provided with reasonable access to the Business, its financial management, including the financial directors of the Business and any accountant’s work papers, and their books, accounts and records and will be able to review the work being carried out in accordance with this Section 10.1(e).

(f) Confidentiality. Each of Buyer and Seller (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 10.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 10.1, (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this

Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

10.2    Covenant Not to Compete.

(a) Term. The term of the restrictive covenants provided for in this Section 10.2 (the “Term”) shall commence on the Closing Date and continue for a period of five (5) years thereafter;

(b) Territory. Seller and PKI jointly and severally represent and warrant to Buyer that Seller engages in the Business, and has Customers located, in the territory described in Schedule 10.2(b) (the “Territory”);

(c) Restrictive Covenant. During the Term applicable to this Section 10.2, Seller and PKI covenant and agree with Buyer that neither will, directly or indirectly, alone,

together or in association with any other Person, whether in a capacity as employee, officer, director, manager, agent, representative, consultant, shareholder, partner, limited liability company member, joint venturer or any other capacity or through or in connection with any other Person (other than the owner of not more than 5% of a publicly-traded company), without the prior written consent of Buyer:

(i) Engage, in the Territory, in any business or activity competitive with or substantially similar to the Business;

(ii) Sell, agree to sell, provide or seek to provide any services or products which are substantially similar to or competitive with the services or products being sold or provided by Seller in connection with and as a part of the Business;

(iii) Solicit, cater to or serve, or seek to solicit, cater to or serve, any Customer with services or products competitive with the services or products of the Business;

(iv) Influence or attempt to influence any Customer to transfer its business or patronage from Buyer directly or indirectly to any or all of the covenanters or any other Person;

(v) Disclose to any Person other than Buyer or Buyer’s affiliates any confidential or proprietary information of the Business, including but not limited to the names, addresses, requirements, prices charged to, contractual arrangements with or other information relating to the Customers or the processes, techniques, know-how, marketing or other plans, or procedures used or employed by the Business (other than information that otherwise becomes publicly available without breach by Buyer of its obligations under this Section 10.2 or disclosure of information to the extent required by any regulation, law or court order); or

(vi) Solicit or induce, or assist any other Person in any way to solicit or induce, any employee hired by Buyer to terminate his or her employment relationship with Buyer.

For purposes of this Agreement, the term “Person” shall mean any individual, corporation, partnership, trust, association or other entity or governmental body, and the term “Customer” shall mean and include any Person that is a customer of the Business of Seller on the Closing Date or was a customer of the Business of Seller at any time during the preceding two (2) year period.

(d) Remedies. Seller and PKI agree with Buyer that:

(i) In the event of a breach of any or all of the provisions of this Agreement by either of them, Buyer’s remedies for such breach (including its right to injunctive relief as provided for below) may be enforced against the breaching party or parties in any court of competent jurisdiction; and

(ii) Damages are not an adequate remedy for a breach of any of the terms of this Section 10.2. Therefore, in the event of any such a breach or threatened breach, Buyer shall be entitled to an injunction restraining Seller and/or PKI from such act or conduct in addition to such other remedies as may be available to Buyer for such breach.

(e) Severability. If a court of competent jurisdiction should declare any provision or provisions of this Section 10.2 unenforceable because any restriction herein is deemed to be unreasonable, whether because of duration, geographical scope or otherwise, then Buyer, Seller and PKI each hereby acknowledge and agree that such court shall have the express authority to reform the affected provisions of this Section 10.2 to provide for reasonable restrictions and/or to grant Buyer such other relief at law or in equity as may be reasonably necessary to protect the interests of Buyer in the Business being acquired pursuant to this Agreement.

(f) Exceptions. Notwithstanding the foregoing, the restrictions set forth herein shall not prohibit Seller or PKI (or their respective Affiliates) from acquiring any Person that conducts a business or provides services or products which are substantially similar to or competitive with the services or products being sold or provided by Seller in connection with and as a part of the Business (a “Competitive Business”) if either;

(i) in the calendar year prior to such acquisition, the consolidated revenues of such Person from its Competitive Business do not exceed $15 million; or

(ii) Seller or PKI or such Affiliate, as applicable (A) promptly commences and thereafter pursues until the earlier to occur of the expiration of the Term and 24 months after such acquisition, the transfer of that portion of the business of such Person that constitutes a Competitive Business and upon terms and conditions and at a price determined by such transferring party in its sole discretion and (B) provides notice of such proposed transfer to Buyer.

10.3    Disclosure Generally.

(a) Any information furnished in the Disclosure Schedule (or any update thereto) shall be deemed to modify all of Seller’s representations and warranties to which the information relates. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to Seller, has resulted in or would result in a Seller Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 10.3(a) attached hereto acquired in the normal performance of his or her duties and shall not refer to the knowledge of any other person or entity.

(b) Seller shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any events or developments that occur or any information learned between the date of this Agreement and the Closing Date. Seller’s representations and warranties contained in Article II shall be construed for all purposes of this Agreement in accordance with the Disclosure Schedule, as so updated; provided that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 7.1(e).

10.4    Certain Employee Benefits Matters.

(a) Pre-Closing Conduct; Other Liabilities. Seller shall be under no obligation to terminate the employment of any employee of Seller engaged in the Business (a “Seller Employee”) prior to the Closing Date.

(b) Offers of Employment. Buyer shall offer employment commencing on the Closing Date to all Seller Employees, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, as listed on Schedule 10.4(b). The term “New Buyer Employees” shall mean Seller Employees who accept such offers and commence working with Buyer on the Closing Date.

(c) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 10.4 or as otherwise required by applicable law, Seller Employees shall cease to participate in or accrue further benefits under Seller Benefit Plans immediately prior to the Closing Date. Beginning on the Closing Date and ending no earlier than the first anniversary thereof, Seller Employees who become New Buyer Employees will be paid base salary that is no less favorable to such New Buyer Employee’s base salary immediately prior to the Closing Date, and will be paid total cash compensation on average that is comparable to New Buyer Employee’s total cash compensation immediately prior to the Closing Date as determined jointly by Buyer and Seller. In the event any New Buyer Employee is terminated by Buyer during the 12-month period after Closing, such New Buyer Employee shall be paid severance in an amount equal to what such New Buyer Employee would have received under Seller’s severance plan if terminated during that period. Beginning on the Closing Date, New Buyer Employees shall also be entitled to participate in Buyer’s retirement and other employee benefit programs, policies and arrangements, subject to the various requirements applicable thereto; provided, however, that the New Buyer Employees shall be given credit under such plans for service with Seller and its Affiliates for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by Seller or its Affiliates, to the extent permitted by the terms of such plans, immediately prior to the Closing Date.

(d) Welfare Plans. With respect to any Buyer Plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall cause to be waived any pre-existing condition limitations or actively-at-work requirements. In addition, New Buyer Employees will continue to participate in certain welfare benefit plans of Seller, at Buyer’s cost, through December 31, 2005 in accordance with the Transition Agreement.

(e) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “PSV Policies”), Buyer shall assume the liability for such accrued personal, sick or vacation time and allow such New Buyer Employee to use such accrued personal, sick or vacation time; provided, however, that Buyer shall be liable for and pay in cash an amount equal to such accrued personal, sick or vacation time to any New Buyer Employee whose employment terminates for any reason subsequent to the Closing Date; and further provided, that Buyer’s aggregate liability under this Section 10.4(e) shall not exceed the aggregate amount accrued for personal, sick and vacation on the Final Closing Working Capital Statement and, except for the undertakings in this Section 10.4(e), all New Buyer Employees shall be covered by Buyer’s sick leave and vacation time policies from and after their date of hire by Buyer.

(f) U.S. WARN Act, Etc. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability under WARN or other similar applicable law arising from the actions (or in actions) of Buyer or its Affiliates on or after the Closing Date or arising as a result of the transactions contemplated hereby.

(g) U.S. COBRA. Seller agrees to provide current and former employees of Seller any notice required with respect to any “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and any other similar applicable law arising before or in connection with the Closing. Seller shall retain all liabilities for post-

employment health coverage under COBRA (i) with respect to current and former employees of Seller who do not become New Buyer Employees and (ii) with respect to new Buyer Employees who enroll in COBRA coverage in connection with a qualifying event arising before or in connection with the Closing. Buyer shall assume all liabilities for post-employment health coverage under COBRA for New Buyer Employees who experience qualifying events on and after the effective date of their enrollment in Buyer’s group health plans.

10.5    Use of Name for Transition Period.

(a) Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller or any of its Affiliates (the “Retained Marks”) and will not hold itself out as having any affiliations with Seller or any of its Affiliates.

(b) Notwithstanding the provisions of Section 10.5(a), for a period of 60 days after the Closing Date, Buyer may utilize sales promotional aids, literature and other printed material transferred by Seller to Buyer on the Closing Date and containing the Retained Marks subject to the following limitations:

(i) No such material may be used by Buyer on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by Seller:

“[Buyer product name], formerly a product of PerkinElmer”; and

(ii) Promptly following the Closing Date, Buyer will implement a plan to eliminate the use of all such material within such 60 day period.

(c) Notwithstanding the provisions of Section 10.5(a), Buyer may continue to use the Retained Marks for 60 days following the Closing Date on inventories existing on the

Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

(d) Notwithstanding the provisions of Section 10.5(a), Buyer may disclose to its customers and potential customers that it is conducting the Business it acquired from Seller from and after the Closing Date.

(e) The licenses to use the Retained Marks set forth in this Section 10.5 shall not prohibit Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of Seller and its Affiliates in connection with their business and operations and, with respect to such use, Buyer shall adhere to substantially similar quality standards to which Seller and its Affiliates adhered immediately prior to the Closing.

10.6    Contract, Repair and Product Liability Obligations. To the extent that Seller incurs any obligations or liabilities under clauses (vi), (x) and/or (xi) of Section 1.1(d), the satisfaction of which require or may be affected by the performance of services or the provision or repair of products, (A) Buyer shall perform and fulfill, on a subcontractor basis, the performance obligations of Seller to be so performed and/or provide the products to be so provided and (B) Seller shall reimburse Buyer the out-of-pocket cost incurred by Buyer (including the cost of labor at the then prevailing market rate) to perform such service or provide. Buyer shall invoice Seller for all such services.

10.7    Transition Agreement. Between the date hereof and the Closing, Buyer and Seller shall agree on the terms of a transition agreement (the “Transition Agreement”), to be entered into by the Parties at the Closing, pursuant to which (a) New Buyer Employees will continue to participate in certain welfare benefit plans of Seller, at Buyer’s cost, through December 31, 2005 in accordance with Section 10.4(d), and (b) Seller will provide certain transitional information technology services to Buyer at Buyer’s cost.

ARTICLE XI

MISCELLANEOUS

11.1    Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

11.2    No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person (including with respect to any employee or former employee of Seller, Buyer or any of their Affiliates, any New Buyer Employees and any Seller Employees any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI and Article VIII are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

11.3    Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

11.4    Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement by and among Buyer, Seller and PKI. This Agreement supersedes any prior agreements or representations by or among Buyer, Seller and PKI, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

11.5    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

11.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11.7    Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer: Caleb Brett USA Inc. 2200 West Loop South, Suite 200 Houston, TX 77027 Fax: (713) 407-3685 Attention: Mark Loughead	Copy to: McGuireWoods LLP 77 West Wacker Drive, Suite 4100 Chicago, IL 60601 Fax: (312) 910-6199 Attention: Robert E. Wangard, Esq.

If to Seller: PerkinElmer Automotive Research, Inc. 45 William St. Wellesley, MA 02481 Telecopy: (781) 431-4115 Attention: Katherine A. O’Hara, Esq., Senior Vice President and General Counsel

Copies to:

PerkinElmer, Inc.

45 William St.

Wellesley, MA 02481

Telecopy: (781) 431-4115

Attention:  Katherine A. O’Hara, Esq.,

                     Senior Vice President and

                     General Counsel

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telecopy: (617) 526-5000

Attention: Hal J. Leibowitz, Esq.

If to PKI: PerkinElmer, Inc. 45 William St. Wellesley, MA 02481 Telecopy: (781) 431-4115 Attention: Katherine A. O’Hara, Esq., Senior Vice President and General Counsel	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Telecopy: (617) 526-5000 Attention: Hal J. Leibowitz, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9    Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

11.10    Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.12    Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

11.14    Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, solely for the purpose of resolving disputes of the Parties under this Agreement, each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.8. Nothing in this Section 11.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.15    Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

11.16    Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “ARTICLE”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (x) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

11.17    Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article VI or Article VIII hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI or Article VIII hereof, would have first become obligated to do so but for the operation of Section 6.5(b) hereof); provided, however, that nothing in this Section 11.17 shall be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable law or U.S. GAAP.

11.18    Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

11.19    Guaranty of PKI. In consideration of the execution by Buyer of this Agreement and the Buyer’s performance hereunder, PKI hereby (i) agrees to be bound by the provisions of

Sections 10.2 and 10.4 hereof and this Article XI and (ii) guarantees to Buyer the obligations of Seller under Article VI, Article VIII, and Article IX in accordance with the terms hereof. This guaranty is in no way conditioned upon any requirement that Buyer first attempt to collect or enforce the guaranteed obligation from or against Seller. The obligation of PKI under this Section 11.19 shall be absolute and unconditional and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of Seller with or into any entity, or any sale or transfer by Seller of all or any part of its property or assets, or (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller. PKI hereby represents and warrants to Buyer that PKI has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement as set forth in this Section 11.19.

11.20    Incorporation of Exhibits and Schedules. The term “Agreement” as used in Article VI, Article VIII and in this Article XI shall include all Exhibits, Schedules and Disclosure Schedule, the Texas Real Property Agreement, and all other certificates, instruments and documents identified in Section 1.3 of this Agreement, all of which are incorporated herein by reference and made a part hereof.

11.21    Facsimile Signature. This Agreement may be executed by facsimile signature.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PERKINELMER AUTOMOTIVE RESEARCH, INC.

By:	/s/ John L. Healy
Print Name: Print Title:	John L. Healy Secretary

CALEB BRETT USA INC.

By:	/s/ Mark Loughead
Print Name: Print Title:	Mark Loughead CEO

PERKINELMER, INC, solely for purposes of Sections 10.2 and 10.4 and Article XI of this Agreement.

By:	/s/ Robert F. Friel
Print Name: Print Title:	Robert F. Friel EVP and CFO

[Signature Page to Master Purchase and Sale Agreement]